COMANCHE CLEAN ENERGY CORPORATION

SENIOR SECURED 12.5% NOTE DUE JUNE         , 2013

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE 1933 ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE 1933 ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

THE HOLDER, BY ITS ACCEPTANCE HEREOF, REPRESENTS AND WARRANTS THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS NOTE CONSTITUTES THE ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO SECTION 406 OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”) (EACH, A “PLAN”) OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN OR (B) THE ACQUISITION AND HOLDING OF THIS NOTE BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAW.

TRANSFERS OF THIS NOTE MAY ONLY BE MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF JUNE ___, 2008, BY AND AMONG THE COMANCHE PARTIES AND THE BUYERS NAMED THEREIN.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT”. THE CHIEF EXECUTIVE OFFICER, COMANCHE CLEAN ENERGY CORPORATION C/O FONDELEC, ONE DOCK STREET, STAMFORD, CT 06902, WILL, BEGINNING NO LATER THAN 10 DAYS AFTER THE ISSUANCE DATE, PROMPTLY MAKE AVAILABLE TO NOTEHOLDERS UPON REQUEST THE FOLLOWING INFORMATION: THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY.

Certificate No:_______	Issuance Date: June ___, 2008
Original Principal Amount: U.S. $_________	Maturity Date: June ___, 2013

FOR VALUE RECEIVED, COMANCHE CLEAN ENERGY CORPORATION, a Cayman Islands exempted company with limited liability, with headquarters located c/o Maples and Calder, Ugland House, Grand Cayman, KY1-1104 Cayman Islands (the “Company”), hereby promises to pay to the order of [____________________________________] or its registered permitted assigns (“Noteholder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption (or prepayment), or otherwise, the “Principal”, or “Principal Amount”) when due, whether upon the Maturity Date, acceleration, redemption (or prepayment) or otherwise (in each case in accordance with the terms hereof) and to pay interest on any outstanding Principal at the Interest Rate applicable from time to time from the Issuance Date until the same becomes due and payable, whether upon an Interest Date, the Maturity Date, acceleration, redemption (or prepayment) or otherwise (in each case in accordance with the terms hereof). This senior secured note (including all senior secured notes issued in exchange, transfer or replacement hereof, as amended, restated, supplemented and/or modified from time to time in accordance with the provisions hereof, this “Note”) is one of the Transaction Notes issued pursuant to the Securities Purchase Agreement dated as of June [____], 2008, by and among the Comanche Parties and the Buyers named therein. Capitalized terms used but not defined in this Note have the meanings set forth in Schedule X-2 to the Securities Purchase Agreement and the rules of construction set forth in such Schedule X-2 to the Securities Purchase Agreement apply equally to this Note as if set forth herein.

(1) MATURITY. On the Maturity Date, the Company shall pay to the Noteholder an amount in cash in U.S. Dollars representing all outstanding Principal and accrued and unpaid interest. The “Maturity Date” shall be the fifth anniversary of the Issuance Date, as set forth above.

(2) INTEREST; INTEREST RATE.
(a) Interest on this Note (i) shall accrue on the outstanding Principal Amount at the Interest Rate applicable from time to time, commencing on the Issuance Date until the Principal Amount is paid, (ii) shall be computed on the basis of a 360-day year comprised of twelve 30-day months and (iii) shall be payable in arrears on each of March 31, June 30, September 30 and December 31 (or the first Business Day thereafter if such date is not a Business Day), commencing September 30, 2008 (each, an “Interest Date”). Interest shall be payable on each Interest Date to the record Noteholder of this Note, in cash in U.S. Dollars; provided, however, that with respect to any interest that would otherwise be payable on the first four Interest Dates (“PIK Dates”), the Company may elect (each, a “PIK Interest Election”) to make interest payments with respect to all or any part of the Principal Amount by increasing the outstanding Principal Amount of the Note on the relevant PIK Date by the amount of interest (the “PIK Interest”) accrued on such Principal Amount to such PIK Date, with the rate of interest applied in such calculation being equal to the Interest Rate plus 1.0% and the resulting calculation being rounded up to the nearest whole dollar. The Company must make such PIK Interest Election by delivering a notice to the Noteholders no later than ten (10) Business Days prior to the relevant PIK Date, which notice shall specify the PIK Date for which the PIK Interest Election is made.

(b) PIK Interest on this Note shall be payable (i) with respect to Transaction Notes represented by Global Notes, by increasing the Principal Amount of the relevant Global Notes by the PIK Interest, and (ii) with respect to Transaction Notes represented by Certificated Notes, by issuing PIK Notes in certificated form in an aggregate Principal Amount equal to the PIK Interest and the Company will authenticate and deliver such PIK Notes in certificated form for original issuance to the relevant Noteholders on the relevant record date, as shown by the records of the Registrar. Following an increase in the Principal Amount of the Global Notes as provided above, such notes will bear interest at the Interest Rate on such increased Principal Amount from and after the date of such increase. Any PIK Notes issued in certificated form will be dated as of the applicable PIK Date and will bear interest at the Interest Rate from and after such date. All PIK Notes will mature on the Maturity Date and will be governed by, and subject to the terms and conditions provided herein. Any certificated PIK Notes will be issued with the description “PIK” on the face of such Notes.

(c) Interest on this Note that is payable, and is punctually paid or duly provided for, on any Interest Date shall be paid to the Person in whose name this Note is registered at the opening of business on the Interest Date or PIK Date for such interest at the office or agency of the Company maintained for such purpose or at the office of a payment agent located in the state of New York engaged by the Company for the purpose of making payments under this Note.

(d) From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to two percent (2.00%) in excess of the Interest Rate otherwise payable at such time. In the event that the relevant Event of Default is subsequently cured or waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the effective date of such cure or waiver; provided, that the interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default to, but excluding, the effective date of cure or waiver of such Event of Default.

(3) BENEFIT OF SECURITIES PURCHASE AGREEMENT. This Note has been offered and sold by the Company pursuant to the Securities Purchase Agreement and is subject to the transaction restrictions and other covenants set forth therein. The Noteholder, by its acceptance of this Note, explicitly agrees to abide by all covenants, applicable to “Buyers” in the Securities Purchase Agreement.

(4) RIGHTS UPON EVENT OF DEFAULT; RIGHTS UPON CHANGE OF CONTROL.

(a) Events of Default. The occurrence and continuance of any of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Noteholder any amount of Principal, interest or other amounts when and as due under this Note or any other Note Transaction Document provided that, in the case of interest and other amounts (other than Principal), such failure continues for a period of at least three (3) Business Days after such interest becomes due or such other amounts have been demanded in writing;

(ii) the Company shall (1) fail to pay any principal or interest due in respect of any Indebtedness for borrowed money when due, and such failure continues beyond any applicable grace period, or (2) default in its performance under any lease, bond, debenture, indenture, note or other evidence of Indebtedness of the Company or any of its Subsidiaries or under any other instrument under which any Indebtedness has been issued or by which it is governed, or any combination thereof, and such failure continues beyond any applicable grace period if the effect of such default under clause (2) of this Section 4(a)(ii)(B) is to accelerate or permit the acceleration of the maturity of such Indebtedness, provided, that, the events specified in clauses (1) and (2) of this Section 4(a)(ii)(B) will not be considered Events of Default unless the principal amount of any such Indebtedness or trade or similar account payable, together with the principal amount of any other such Indebtedness and trade or similar accounts payable under which there has been a default of the kind described in this clause (ii), aggregates $2,000,000 or more;

(iii) the Company or any of its Subsidiaries (A) shall institute any Insolvency Proceeding, (B) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as such debts become due, (C) shall make a general assignment for the benefit of its creditors, or (D) shall take any corporate, limited liability or similar action in furtherance of or otherwise indicate its consent to, approval of, or acquiescence in, any of the actions set forth above in this clause (iii);

(iv) any Insolvency Proceeding shall be instituted against the Company or any of its Subsidiaries and remains undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, administrative receiver, administrator, trustee, custodian, liquidator or other similar official for it or for any substantial part of its property) shall occur and not be dismissed or stayed within a period of thirty (30) days;

(v) (A) the Guaranty in respect of any Comanche Guarantor ceases to be in full force and effect (except as contemplated by the terms of this Note or such agreement) or is declared null and void in a judicial proceeding or any of the Company or any Guarantor denies or disaffirms its obligations under this Note or any other Transaction Note Document to which it is a party; or (B) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any guarantee under the Guaranty is invalid or unenforceable;

(vi) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Company or any Subsidiary of the Company, if such license or permit is not promptly replaced with a similar license or permit and, after giving effect to any replacement license or permit, such loss, suspension, revocation or failure to renew has or would reasonably be expected to have a Material Adverse Effect;

(vii) the indictment of the Company or any of its Subsidiaries under any criminal statute, or the commencement of criminal or civil proceedings against the Company or any Subsidiary of the Company, in each case pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person and the loss of such property would reasonably be expected to have a Material Adverse Effect;

(viii) a breach, default, event of default or termination shall occur under any Company Significant Agreement and shall continue beyond the applicable grace period, if any, contained in such Company Significant Agreement and gives any third party thereto the right to terminate such Company Significant Agreement; provided, that, the foregoing will not be considered an Event of Default if the termination of such Company Significant Agreement would not reasonably be expected to have a Material Adverse Effect;

(ix) one or more final and unappealable judgments or orders is rendered against the Company or any of its Subsidiaries involving in the aggregate a liability in excess of $2,000,000 (not paid or fully covered by insurance where the insurer has assumed responsibility in writing for such judgment, has the financial ability to pay such judgment and has acknowledged that the Company or any of its Subsidiaries, as applicable, will receive the proceeds of such insurance within thirty (30) days of the issuance of a final, non-appealable judgment and execution thereon is effectively stayed) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed;

(x) any representation or warranty made by any Comanche Party herein or in any other Note Transaction Document (A) containing a materiality threshold, is incorrect or misleading when made or deemed made or (B) in respect of any such representation or warranty which does not contain a materiality threshold, is materially misleading or materially incorrect when made or deemed made;

(xi) any Comanche Party’s breach or failure to comply with any covenant or other material term or condition of Section 9 of this Note, or any Comanche Party’s breach or failure to comply with any covenant or other material term or condition contained in any other Note Transaction Document; provided, that, in each case, a breach or failure which is curable will not be an Event of Default unless such breach continues for a period of at least thirty (30) consecutive Business Days;

(xii) any breach or failure to comply, by the Company or any of its Subsidiaries, with any covenant or other material term or condition of Section 10 of this Note;

(xiii) the Company or any of its Subsidiaries is prohibited, enjoined or otherwise restrained by the final and unappealable order of any Governmental Authority from conducting all or any material part, taken as a whole, of the business theretofore conducted by the Company and its Subsidiaries for more than ten (10) days; provided, that such curtailment would reasonably be expected to have a Material Adverse Effect;

(xiv) with respect to any Collateral having a fair market value in excess of $2,000,000, individually or in the aggregate, (A) the security interest granted by any Security Document ceases, at any time, to be in full force and effect or is declared invalid or unenforceable for any reason other than, in each case, (x) in accordance with their terms and the terms of this Transaction Note or (y) the satisfaction in full of all obligations secured thereby (other than as a result of any action or inaction on the part of the Collateral Agent) or (B) the Company or any Comanche Affiliate that is a party to a Security Document asserts, in any pleading in any court of competent jurisdiction, that any security interest under any Security Document is invalid or unenforceable; or

(xv) an “Event of Default” (as defined in the Convertible Notes) occurs in respect of any such Convertible Note and is not waived in accordance with the terms of such Convertible Note.

(b) Rights Upon Events of Default. Upon the occurrence of an Event of Default specified in clause (iii) or (iv) of Section 4(a) with respect to the Company, the Principal Amount of this Note (with accrued interest thereon) and all other amounts owing to the Noteholder under this Note and the Note Transaction Documents shall immediately become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence and during the continuance of any other Event of Default, the Required Noteholders may, by notice to the Company, declare the principal amount of this Note (with accrued interest thereon) and all other amounts owing under this Note and the Transaction Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

(5) OPTIONAL AND MANDATORY PREPAYMENTS.

(a) Optional Prepayments. Except as described in clauses (b), (c), (d) and (e) of this Section 5, this Note is not redeemable prior to the second anniversary of the Issuance Date. Thereafter, the Company may redeem all or, from time to time, any portion of the Principal Amount of this Note upon not less than thirty (30) nor more than sixty (60) days’ notice, at the following redemption prices (expressed as a percentage of Principal Amount redeemed) together with accrued and unpaid interest on the amount prepaid to the redemption date and all other amounts owed in respect thereof under this Note:

Date	Percentage

From the second anniversary of the Issuance Date to, but not including, the third anniversary of the Issuance Date	105%

From the third anniversary of the Issuance Date to, but not including, the fourth anniversary of the Issuance Date	102%

Thereafter	100%

(b) Prepayment Related to Matched Acquisition Debt. The Company may from time to time seek to incur Matched Acquisition Debt. No less than thirty (30) days prior to such incurrence (the date of such incurrence, the “Incurrence Date”) the Company shall deliver written notice thereof via facsimile and overnight courier to the Noteholder. Following receipt of such notice, the Company shall provide to the Noteholders such information as the Required Noteholders shall reasonably request to enable Noteholders to determine whether or not to permit the incurrence of such Matched Acquisition Debt. No less than five (5) days prior to the proposed Incurrence Date, each Noteholder shall advise the Company whether or not it consents to the incurrence of such Matched Acquisition Debt. A failure by a Noteholder to so advise the Company shall be considered a decision by such Noteholder not to permit such Matched Acquisition Debt. In the event that the Required Noteholders do not approve such incurrence, the Company may, on the Incurrence Date, redeem such portion of the Principal Amount of this Note as it shall have identified no less than two (2) Business Days’ prior to the proposed Incurrence Date, without further notice, at the following redemption prices (expressed as a percentage of Principal Amount redeemed) together with accrued and unpaid interest on the amount prepaid to the redemption date and all other amounts owed in respect thereof under this Note:

Date	Percentage

From the Issuance Date to, but not including, the first anniversary of the Issuance Date	107%

From the first anniversary of the Issuance Date to, but not including, the second anniversary of the Issuance Date	106%

(c) Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Noteholder (a “Change of Control Notice”). At any time during the period beginning after the Noteholder’s receipt of a Change of Control Notice and ending twenty (20) Business Days after the consummation of such Change of Control, the Noteholder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Principal Amount the Noteholder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5(c) shall be redeemed by the Company for an amount equal to the sum of (i) 101% of the Principal Amount being redeemed, plus (ii) accrued and unpaid interest thereon up to and including the date of redemption and all other amounts owed in respect thereof under this Note.

(d) Mandatory Prepayments in Respect of Dispositions. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Disposition by the Company or any of its Subsidiaries, the Company shall make prepayments of the Notes in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that, so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Dispositions shall not exceed $4,000,000 in any Fiscal Year of the Company, such proceeds shall not be required to be so applied to the extent (i) that the Company delivers an Officer’s Certificate to the Noteholders on or prior to the date on which such prepayments would otherwise be due stating that such Net Cash Proceeds are expected to be reinvested (or a definitive agreement is expected to be reached with respect to such reinvestment) within one hundred eighty (180) days following the date of such Disposition in fixed or capital assets that are used or useful in the Company’s business (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended), (ii) such definitive agreement is entered into within such 180 day period, and (iii) such Net Cash Proceeds are so reinvested within a further 180 day period. If any amount of Net Cash Proceeds is not applied to a prepayment of the Note and fails to be covered by such timely Officer’s Certificate, or their reinvestment is not provided for by such timely definitive agreement, or the reinvestment thereof fails to be timely made such amount shall be applied within five (5) Business Days of the day on which the Officer’s Certificate, definitive agreement, or reinvestment should otherwise have been delivered, been entered into or occurred, as appropriate, as a mandatory prepayment as provided in this Section 5(d). To the extent the property subject to a Disposition permitted hereunder constituted Collateral, then the Lien created by the Security Documents with respect to such Collateral shall be released upon such Disposition, but all (or, as applicable, a proportionate amount) of the property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the Noteholders in accordance with Sections 9(j) and 9(k).

(e) Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event, the Company shall make prepayments in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied to the extent that the Company delivers an Officers’ Certificate to the Noteholders on or prior to the date on which such prepayments would otherwise be due stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets (except that in the case that the Casualty Event was comprised of a loss of inventory, the Net Cash Proceeds may be used to produce or acquire inventory of the same type as that lost), no later than 180 days following the date of receipt of such proceeds (or a definitive agreement is expected to be reached with respect to such reinvestment); provided, that to the extent the property subject to such Casualty Event constituted Collateral under the Security Documents, then all (or, as applicable, a proportionate amount) of the property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the Noteholders in accordance with Sections 9(j) and 9(k); and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied within five (5) Business Days of the end of such 180 day-period as a mandatory prepayment as provided in this Section 5(e), unless as of the end of such 180-day period a definitive agreement has been reached regarding such investment, in which case unused Net Cash Proceeds shall be so applied within five (5) Business Days after the end of a further 180-day period.

(f) Collateral Account. Pending application of any Net Cash Proceeds received by any Comanche Party in accordance with Section 5(d) or 5(e), the Comanche Party that owned those assets, as the case may be, shall deposit such Net Cash Proceeds into a segregated collateral account, under the sole control of the Collateral Agent, that includes only proceeds from Casualty Events and Dispositions and interest earned thereon (“Collateral Account”) and is free from all other Liens (other than Liens constituting Permitted Liens under clauses (i), (v) or (xii) of Section 10(b)), all on terms and pursuant to arrangements reasonably satisfactory to the Collateral Agent (which may include, at the Collateral Agent’s reasonable request, customary officer’s certificates and opinions of counsel and shall include release provisions requiring the Collateral Agent to release deposits in the Collateral Account as requested to permit the Company or its Subsidiaries to apply such Net Available Cash in the manner described above, unless an Event of Default has occurred and is continuing). So long as no Event of Default has occurred and is continuing, an amount equal to 100% of the Net Cash Proceeds deposited into the Collateral Account from any Disposition or Casualty Event may be withdrawn by the relevant Comanche Party to be invested by such Comanche Party as provided above; provided, that the Collateral Agent shall promptly be granted a perfected first-priority security interest on all such additional assets in accordance with Section 9(j) of this Note.

(g) Notice of Prepayment. The Company shall notify the Noteholders by written notice of any prepayment under clauses (a), (b), (c), (d) or (e) of this Section 5 not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Each redemption notice shall be irrevocable. Each such notice shall specify the redemption date, the principal amount to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each prepayment under clauses (a), (b), or (c) of this Section 5 shall be accompanied by accrued and unpaid interest on the amount prepaid to the redemption date.

(h) Pro Rata Treatment. Each payment (including each prepayment but excluding any redemptions pursuant to which some, but not all, of the Noteholders exercise their redemption rights) by the Company on account of Principal of and interest on this Note shall be made pro rata to each Noteholder according to the ratio that the Aggregate Principal Amount of Transaction Notes held by such Noteholder bears to the Aggregate Principal Amount of all Transaction Notes then outstanding. The amount of each Principal prepayment of this Note shall be applied to reduce the then remaining installments of the Note, pro rata based upon the respective then remaining Principal Amounts thereof. Amounts prepaid on account of this Note may not be reborrowed.

(6) GUARANTY OF AND SECURITY FOR THE NOTES. This Note is guaranteed by the Comanche Guarantors to the extent and in the manner set forth in the Guaranty and is secured by Liens on the property and assets of such Comanche Guarantors to the extent and in the manner set forth in the Security Documents.

(7) NO CIRCUMVENTION. The Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note.

(8) VOTING RIGHTS. The Noteholder shall have no voting rights as the holder of this Note, except as required by Law, including, but not limited to, the laws of the Cayman Islands.

(9) AFFIRMATIVE COVENANTS. The Company covenants and agree with the Noteholder that until this Note has been redeemed or paid in full or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company will and will cause its Subsidiaries to:

(a) Financial Reporting Requirements; Reports and Certificates to be Provided without Request. The Company shall comply with the following reporting requirements; provided, however, that any Noteholder who no longer wishes to receive one or more of the types of information set forth below may, upon ten (10) days’ prior written notice to the Company, elect to discontinue receiving such information until a further notice electing to receive such information (and any such information previously provided to the Noteholders) is provided to the Company by such Noteholder upon receipt of which the Company shall promptly begin again to comply with the following reporting requirements, and any Noteholder may give either of such notices multiple times and at any time during the period in which the reporting requirements are in effect:

(i) Furnish to each Noteholder, unless previously or contemporaneously filed with or furnished to the SEC:

(A) no later than the SEC Filing Date after the end of each Fiscal Year beginning with the Fiscal Year ending December 31, 2007, the consolidated balance sheet of the Company and its subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, cash flows and stockholder’s equity for such Fiscal Year, setting forth in comparative form such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of independent public accountants of recognized national standing (which opinion shall not be qualified as to scope of audit or going concern), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries as of the dates and for the periods specified in accordance with GAAP (it being understood that the information required by this clause (A) may be furnished in the form of a Form 20-F or Form 40-F, as applicable, or any successor form thereto);

(B) as soon as available, but in any event not later than July 15, 2008 with respect to the Fiscal Quarter ended March 31, 2008 and sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company and its Subsidiaries beginning with the Fiscal Quarter ending June 30, 2008, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, setting forth in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in this Section 10(a)(i)(A), subject to normal year-end audit adjustments and the absence of footnotes;

(C) promptly after the same become publicly available, copies of all other periodic and other reports, proxy statements and other materials filed by any Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (domestic or foreign), or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

Filing or furnishing information on EDGAR will satisfy this Section 9(a)(i)(A)-(C), but, if at any time that the Company is not required to file (or furnish, as applicable) on EDGAR, any of the financial information and reports referred to in subclauses (A) - (C) of clause (i) above, the Company will maintain an unrestricted public website on which such information and reports are posted no later than the dates set forth in the foregoing subclauses (A) - (C).

(D) within sixty (60) days of the end of the Fiscal Year, a certificate of a Financial Officer or the chief legal officer of the Company certifying that all Financing Statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all re-filings, re-recordings and re-registrations, containing a description of the Collateral have been filed of record with each Governmental Authority in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(E) simultaneously with the delivery of the financial statements described in clause (B), a certificate of an authorized officer of the Company: (1) certifying that no Default has occurred or, if such an Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (2) beginning with the first Fiscal Quarter in which Test Periods occur under Sections 10(i) or 10(j), setting forth computations demonstrating compliance by the Company and its Subsidiaries with the financial covenants set forth in Sections 10(i) and 10(j), as applicable; and (3) beginning with the first Fiscal Quarter in which Test Periods occur under Sections 10(i) or 10(j), showing a reconciliation of Consolidated EBITDA to the net income set forth on the Company’s statement of income for such Fiscal Quarter;

(F) concurrently with any delivery of annual financial statements under clause (a)(i)(A) above, beginning with the Fiscal Year ending December 31, 2008, a copy of the report to the Company (with the Noteholders indicated as an additional addressee) prepared by the accounting firm opining on or certifying such financial statements, stating that in the course of its regular audit of the financial statements of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no matters came to the attention of such accounting firm that caused them to believe that the Company was not in compliance with the terms of the Transaction Notes, or, if such matters have come to the attention of such auditing firm, describing the nature and context thereof;

(G) within three (3) Business Days after the Company obtains Knowledge of the occurrence of any Default or Event of Default, the written statement of an authorized officer of the Company describing such Default or Event of Default and any action which the Company proposes to take or to direct other Comanche Parties to take in respect thereof;

(H) simultaneously with the delivery of the certificates described in clauses (D) and (E), above, beginning with the certificates for the Fiscal Quarter ending September 30, 2008, a management report in a form reasonably satisfactory to the Required Noteholders, setting forth (1) a statement of income items and Consolidated EBITDA of the Company and its Subsidiaries for the period covered by such financial statements and for the then elapsed portion of the Fiscal Year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous Fiscal Year and (2) key operational information and statistics for such period and for the then elapsed portion of the Fiscal Year consistent with internal and industry-wide reporting standards;

(I) (1) immediately, whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under Section 9(d) is taken out by the Company or any of its Subsidiaries, (2) promptly deliver to the Noteholder and the Collateral Agent a duplicate original copy of such policy or policies, and (3) on an annual basis at or prior to or simultaneously with delivery of the certificate described in Section 9(a)(i)(D), deliver to the Noteholders and the Collateral Agent a report of a reputable insurance broker with respect to the insurance required under Section 9(d) together with copies of any newly issued policies during such Fiscal Year that have not been previously delivered; and

(J) within three (3) Business Days after the Company’s determination to take any action to treat this Note as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, notice of such determination with a description of the planned action.

(ii) Promptly furnish to the Collateral Agent:

(A) notice of the Company’s intent to effect any change described in Section 9(l) no less than thirty (30) days prior to making such change or within such lesser notice period agreed to by the Collateral Agent;

(B) copies of any organizational documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any organizational document within fifteen (15) days after such Company gives or receives such notice; and

(C) notice of any change in the location of any office in which the Company maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility).

(iii) Promptly furnish notice of the following to the Noteholders:

(A) the adoption of or participation in any ERISA Plan or any Multiemployer Plan subject to ERISA by the Company or any ERISA Affiliate;

(B) the incurrence by the Company of any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan subject to ERISA; or

(C) the receipt by the Company or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability.

(b) Upon Request. Upon written request (an “Information Request”) of the Required Noteholders delivered to the Company, promptly furnish to all Noteholders a copy of such Information Request and, thereafter, provide to each requesting Noteholder comprising such Required Noteholders plus any other Noteholder that indicates, in response to such copy of the Information Request, that it wishes to be included as a recipient of such notices, promptly and, in any case within three (3) Business Days of the receipt or occurrence thereof (unless another period is indicated below) or unless such information is previously or contemporaneously filed with or furnished to the SEC, it being acknowledged and agreed that the information described below is subject to the protections of Section 22:

(i) a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto;

(ii) not later than three (3) Business Days after the filing or commencement thereof, any threat or notice of intention of any person to file or commence, service of process in respect thereof, or the Company obtaining Knowledge thereof, written notice of each action, suit or proceeding before any Governmental Authority (i) against the Company or any of its Subsidiaries or any Affiliate which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) with respect to any Transaction Document;

(iii) within thirty (30) days after the beginning of each Fiscal Year identified in the request of the Required Noteholders soliciting such information, a budget for the Company and its Subsidiaries in form reasonably satisfactory to the Required Noteholders, but to include balance sheets, statements of income and sources and uses of cash, for (x) each Fiscal Quarter of such Fiscal Year prepared in detail and (y) each Fiscal Year thereafter, through and including the Fiscal Year in which this Note has been redeemed or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of the Company to the effect that the budget of the Company and its Subsidiaries is a reasonable estimate for the periods covered thereby, and showing variance, by dollar amount and percentage, from budgeted amounts for the comparable periods in the previous Fiscal Year;

(iv) within three (3) Business Days after the Company obtains knowledge thereof, notice of any development that has resulted in, or would reasonably be expected to result in a Material Adverse Effect, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(v) within three (3) Business Days after the Company obtains knowledge thereof notice of the occurrence of a Casualty Event affecting the Comanche Parties or the Collateral and involving a loss or damage in excess of $2,000,000;

(vi) within three (3) Business Days after the Company obtains knowledge thereof notice of (A) the incurrence of any material Lien (other than Permitted Liens) on, or (B) any material claim asserted against any of the Collateral; and

(vii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Noteholder may from time to time reasonably request.

(c) Preservation of Existence; Business and Properties’ Payment of Obligations.

(i) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Sections 10(e) and 10(f), or, in the case of any Subsidiary of the Company, where the failure to do or cause to be done such things, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(ii) Except where the failure to do or cause to be done such things, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (A) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names used in its business; (B) maintain and operate such business in substantially the manner in which it is presently conducted and operated (it being understood that, in respect of facilities as are in construction or development, pursuing such construction or development and operating such facilities following such construction or development in accordance with the current plans for such facilities constitutes compliance with such requirements); (C) comply with all applicable Law; (D) pay and perform its obligations under all Leases and Company Significant Agreements; (E) maintain, preserve and protect all property used in the conduct of its business and keep such property in good repair, working order and condition (other than outages related to regular maintenance and expansion, improvement or construction of facilities, and other than wear and tear occurring in the ordinary course of business) and (F) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times;

provided, that nothing in this Section 9(c) shall prevent (A) sales of property, consolidations or mergers by or involving the Company or its Subsidiaries in accordance with Sections 10(e) and 10(f); (B) the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (C) the abandonment by the Company or any of its Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

(iii) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be or (ii) where the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

(d) Insurance.

(i) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to mortgaged properties and other properties material to the business of the Company and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (A) physical hazard insurance on an “all risk” basis, (B) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (C) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (D) business interruption insurance, and (E) worker’s compensation insurance and such other insurance as may be required by Law.

(ii) Requirements of Insurance. All such insurance shall (A) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof and (B) name the Collateral Agent as mortgagee (in the case of property insurance over property constituting Collateral) or additional insured on behalf of the Noteholders (in the case of liability insurance) or loss payee (in the case of property insurance over property constituting Collateral), as applicable.

(e) Taxes.

(i) Payment of Obligations. Pay and discharge and cause each Subsidiary to pay and discharge (or withhold, collect and remit, as applicable) promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, that such payment and discharge shall not be required with respect to any such Tax, so long as (x) the Company or the relevant Subsidiary is diligently contesting the validity or amount thereof in good faith by appropriate proceedings and (y) the Company or the relevant Subsidiary shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (z) in the case of Collateral, the Company and its Subsidiaries shall have otherwise complied with the Contested Collateral Lien Conditions.

(ii) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it.

(f) Limited Business with Special Purpose Entities. Engage in business with or enter into transactions with any Special Purpose Entity only as permitted by Section 10(n) of this Transaction Note.

(g) Maintaining Records; Access to Properties and Inspections; Annual Meetings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and Law are made of all dealings and transactions in relation to its business and activities. Each of the Company and its Subsidiaries will permit any representatives designated by the Required Noteholders to visit and inspect the financial records and the property of such Company or Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Required Noteholders to discuss the affairs, finances, accounts and condition of the Company and its Subsidiaries with the officers and employees thereof and advisors therefor (including independent accountants).

(h) Use of Proceeds. Use the proceeds of this Note only for the repayment of the Company’s Bridge Notes, for the expansion of the industrial and agricultural facilities of the Operating Subsidiaries, for the development or acquisition of additional Projects, and for working capital and general corporate purposes, including general and administrative expenses (and not for the redemption or repurchase of any of its or its Subsidiaries’ equity securities or to settle any outstanding litigation) and to pay transaction costs incurred in connection with the Securities Purchase Agreement and the other Transaction Documents.

(i) Compliance with Environmental Laws; Environmental Permits. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect:

(i) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by the Company and its Subsidiaries to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; and

(ii) Obtain and renew all Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws

(iii) If a Default caused by reason of a breach of Section 3(w) of the Securities Purchase Agreement or Section 9(i)(i) of this Transaction Note shall have occurred and be continuing for more than twenty (20) days without the Company and its Subsidiaries commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Required Noteholders, provide to the Noteholders within forty-five (45) days after such request, at the expense of the Company, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Required Noteholders and indicating the presence or absence of Hazardous Materials (as defined in the Securities Purchase Agreement) and the estimated cost of any compliance or Response to address them.

provided, that none of the Company and its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(j) Additional Collateral.

(i) With respect to any Industrial Asset acquired after the Issuance Date by any of the Operating Subsidiary that is not subject to the Lien created by any of the Security Documents, promptly (and in any event within thirty (30) days after the acquisition thereof) (x) execute and deliver to the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Required Noteholders or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the Noteholders, a Lien on such property subject to no Liens (other than Liens constituting Permitted Liens under clauses (i), (v) or (xii) of Section 10(b)), and (y) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Law, including the filing of Financing Statements in such jurisdictions as may be reasonably requested by the Required Noteholders. The Company shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Required Holders or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(ii) With respect to any Person that is or becomes a new Comanche Guarantor in accordance with Section 10(n) of this Note after the Issuance Date, promptly (and in any event within thirty (30) days after such Person becomes an Operating Subsidiary) (x) if applicable Law requires possession of certificated securities to perfect a security interest, deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to the Company and any Subsidiary together with instruments of transfer executed and delivered in blank by a duly authorized officer of such of the Company or Subsidiary and (y) cause such new Subsidiary (A) to accede to the Guaranty (or cause such Subsidiary and the other Comanche Guarantors to execute and deliver to the Collateral Agent such amendments to the Guaranty as shall be necessary or advisable to cause such Subsidiary to become a Comanche Guarantor thereunder) and (B) if such Subsidiary is an Operating Subsidiary, to execute and deliver to the Collateral Agent an Asset Pledge Agreement compatible with the laws of such Subsidiary’s jurisdiction creating a security interest such Subsidiary’s property and assets, in substantially the same form as the Security Documents delivered on the Issuance Date hereof if such Subsidiary is established in Brazil or in form and substance reasonably satisfactory to the Collateral Agent if such Subsidiary is established in another jurisdiction, and (C) cause the Lien created by the applicable Security Documents to be duly perfected to the extent required by such agreements in accordance with all applicable Law, including the filing of Financing Statements in the appropriate jurisdictions.

(k) Security Interests; Further Assurances. Promptly, upon the reasonable request of the Required Noteholders or the Collateral Agent, at the Company’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter, as applicable, register, file or record, or cause to be registered, filed or recorded, with the appropriate Governmental Authority, any document or instrument supplemental to or confirmatory of the Security Documents that is reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral (including any additional Collateral Subject to Section 9(j)) covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Required Noteholders and the Collateral Agent as the Required Noteholders and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Holder or the Collateral Agent of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Required Noteholders or the Collateral Agent may require.

(l) Information Regarding Collateral. Not effect, with respect to any Comanche Party, any change (i) in any legal name, (ii) in the location of chief executive office, (iii) in the identity or organizational structure, (iv) in the taxpayer identification number or organizational identification number issued to such Person under applicable Law, if any, or (v) any jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), without giving the Collateral Agent not less than thirty (30) days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request.

(10) NEGATIVE COVENANTS. The Company warrants, covenants and agrees with the Noteholder that until this Note has been redeemed in full or otherwise satisfied in accordance with its terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Company will not, nor will it cause or permit any of its Subsidiaries to:

(a) Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except the following (“Permitted Indebtedness”):

(i) Indebtedness incurred under the Transaction Notes and the other Transaction Documents;

(ii) Indebtedness outstanding on the Issuance Date and listed on Schedule 3(q) to the Securities Purchase Agreement and any re-financings, re-fundings, renewals or extensions thereof (without increasing the principal amount thereof, or shortening the maturity thereof);

(iii) Indebtedness under Hedging Obligations, in each case not entered into for speculative purposes; provided, that, if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Permitted Indebtedness and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(iv) Indebtedness of Subsidiaries in respect of Purchase Money Obligations, Working Capital Indebtedness and Capitalized Lease Obligations;

(v) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Company and any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of any of the Company and its Subsidiaries with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(vi) Contingent Obligations of the Company and any of its Subsidiaries in respect of Indebtedness otherwise permitted under this Section 10(a);

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(viii) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(ix) Permitted Acquisition Debt and any re-financings, re-fundings, renewals or extensions thereof (without increasing the principal amount thereof, or shortening the maturity thereof);

(x) intercompany Indebtedness permitted by Section 10(h);

(xi) Indebtedness of Persons that are acquired by the Company or any of its Subsidiaries or merged into the Company or any of its Subsidiaries in accordance with this Section 10; provided that such Indebtedness was not created in anticipation of or in connection with such acquisition or merger and any re-financings, re-fundings, renewals or extensions thereof (without increasing the principal amount thereof, or shortening the maturity thereof);

(xii) Matched Acquisition Debt permitted pursuant to Section 5(b) and any re-financings, re-fundings, renewals or extensions thereof (without increasing the principal amount thereof, or shortening the maturity thereof); and

(xiii) Indebtedness constituting obligations of the Company or its Subsidiaries under deferred compensation arrangements entered into in the ordinary course; provided that, such obligations are satisfied within thirty (30) days of becoming due.

(b) Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof other than the following (collectively “Permitted Liens”):

(i) inchoate Liens for Taxes not yet due and payable or delinquent and, in the case of any such Lien which has or may become a Lien against any of the Collateral, Liens for Taxes which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of any property subject to any such Lien;

(ii) Liens in respect of property of any of the Company or its Subsidiaries imposed by Law, which (A) were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, (B) do not in the aggregate materially detract from the value of the property of the Company and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Subsidiaries, taken as a whole; and (C) which, if they secure obligations that are then due and unpaid, such obligations being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(iii) any Lien in existence on the Issuance Date and set forth on Schedule 3(p) to the Securities Purchase Agreement and any Lien granted as a replacement or substitute therefor; provided, that any such replacement or substitute Lien (A) except as permitted by Section 10(a)(ii), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Issuance Date and (B) does not encumber any property other than the property subject thereto on the Issuance Date (any such Lien, an “Existing Lien”);

(iv) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (A) securing Indebtedness, (B) individually or in the aggregate materially impairing the value or marketability of such Real Property or (C) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries at such Real Property;

(v) Liens arising out of judgments, attachments or awards not in excess of $2,000,000 in the aggregate;

(vi) Liens (other than any Lien for Taxes or any Lien imposed by ERISA) (A) imposed by Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (B) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (C) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that (w) with respect to subclauses (A), (B) and (C) of this clause (vi), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders in connection with such proceedings have the effect of preventing the forfeiture or sale of any property subject to such Lien (x) to the extent such Liens are not imposed by Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (y) in the case of any such Lien against any of the Collateral, any proceedings contesting the obligations under such Lien which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and such Lien is subject and subordinate in priority to the Lien under the Security Documents, except to the extent that the Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien under the Security Documents and (z) the aggregate amount of deposits at any time pursuant to clause (B) and clause (C) of this paragraph that are secured by Collateral (vi) shall not exceed $250,000 in the aggregate;

(vii) Leases of the properties of any of the Company and its Subsidiaries, in each case entered into in the ordinary course of such of the Company’s or Subsidiary’s business so long as such Leases are subordinate in all respects to the Liens, if any, granted and evidenced by the Security Documents and do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of any of the Company or its Subsidiaries, (B) materially impair the use (for its intended purposes) or the value of the property subject thereto or (C) encumber the Real Estate Underlying the Industrial Assets (except in the case of a lease of such Real Estate in favor of the Collateral Agent).

(viii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any of the Company or its Subsidiaries in the ordinary course of business;

(ix) Liens securing Indebtedness permitted under Section 10(a)(iv) or 10(a)(ix); provided, that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any of the Company or its Subsidiaries;

(x) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness other than such amounts owing to such bank;

(xi) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any of the Company or its Subsidiaries to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided, that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(xii) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(xiii) licenses of Intellectual Property granted by any of the Company or its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of any of the Company or its Subsidiaries;

(xiv) the filing of Financing Statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(xv) Liens incurred to secure Permitted Indebtedness, other than Liens upon any of the Collateral or upon the Real Estate Underlying the Industrial Assets;

(xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods in the ordinary course of business;

(xvii) pledges of any cash earnest money deposits by the Company or any of its Subsidiaries pursuant to a letter of interest or purchase agreement executed by the Company or such Subsidiary in connection with any Permitted Acquisition; and

(xviii) transfer and similar restrictions imposed by applicable securities Laws.

(c) Sale and Leaseback Transactions. Enter into any sale and leaseback transaction unless (i) the sale of the relevant property is permitted by Section 10(f) and (ii) any Liens arising in connection with its use of such property are Permitted Liens.

(d) Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted (collectively, “Permitted Investments”):

(i) Investments outstanding on the Issuance Date and identified on Schedule 3(a) to the Securities Purchase Agreement;

(ii) the Company and its Subsidiaries may (A) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (B) invest in, acquire and hold cash and Cash Equivalents, (C) endorse negotiable instruments held for collection in the ordinary course of business or (D) make lease, utility and other similar deposits in the ordinary course of business;

(iii) Hedging Obligations permitted under Section 10(a)(iii);

(iv) loans and advances to directors, employees and officers of the Company and its Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Company, in aggregate amount not to exceed $1,000,000 at any time outstanding;

(v) Investments (A) by any of the Company and its Subsidiaries in the Company or any Comanche Guarantor and (B) by a Subsidiary that is not a Comanche Guarantor in any other Subsidiary that is not a Comanche Guarantor; provided, that any Investment in the form of a loan or advance shall be evidenced by a written intercompany note and, in the case of a loan or advance by the Company or any of its Subsidiaries, pledged by such of the Company or any Subsidiary as Collateral pursuant to a Note Pledge Agreement;

(vi) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(vii) Investments made by the Company or any of its Subsidiary as a result of consideration received in connection with an Disposition made in compliance with Section 10(f);

(viii) Permitted Acquisitions; provided, that any equity interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Maturity Date;

(ix) advances to feedstock producers as part of a transaction to acquire feedstocks for the production of bio-fuels by a Subsidiary or as a hedge in respect of the cost of feedstocks;

(x) dividends, redemptions, repurchases and other distributions permitted hereunder; and

(xi) Investments in Special Purpose Entities in an amount permitted by Section 10(n)(ii)(E).

(e) Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (or agree to do any of the foregoing at any future time), except that so long as no Default or Event of Default has occurred or is then continuing or would result therefrom, the following shall be permitted:

(i) Investments (including acquisitions) in compliance with Section 10(d) and Dispositions in compliance with Section 10(f);

(ii) any of the Subsidiaries may merge or consolidate with or into any Comanche Party (as long as the Company is the surviving person in the case of any merger or consolidation involving the Company and the relevant Comanche Party is the surviving person and remains a wholly owned, direct or indirect, Subsidiary of the Company in any other case); provided, that the Lien on and security interest in any property granted or to be granted by a Comanche Party involved in such merger or consolidation in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 9(j) and (k), as applicable;

(iii) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect; and

(iv) the Company may merge or consolidate with or into any other Person so long as the Company and, as applicable, the resulting, surviving or transferee Person (the “Successor Company”) comply with the provisions of Section 5(c); provided, that, any such Successor Company shall be a corporation, partnership, trust, or limited liability company organized and existing under the laws of the United States, any State thereof, the District of Columbia, Brazil or the Cayman Islands and the Successor Company (if not the Company) shall expressly assume, by an assumption agreement supplemental hereto, executed by the Successor Company and delivered to the Collateral Agent, all the obligations of the predecessor company under the Notes, and the other Note Transaction Documents;

and further provided, that, immediately after giving effect to any transaction described in clauses (i) – (iv) above (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), (x) no Default or Event of Default shall have occurred and be continuing, and (y) the Consolidated Net Worth of the Company or the Successor Company, as the case may be, is not less than that of the Company immediately prior to the transaction.

(f) Dispositions. (A) Effect any Disposition of the Real Estate Underlying Industrial Assets, or agree to effect any such Disposition, or (B) effect or agree to effect any other Disposition, unless, in the case of clause (B):  (i)  the Company or such Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Disposition), as determined in good faith by the Board of Directors, of the property or asset subject to such Disposition; (iii) 100% of the consideration from such Disposition received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and (iv) 100% of the Net Available Proceeds therefrom is applied in accordance with Section 5(d).

(g) Dividends and Restricted Payments. (i) Authorize, declare or pay, directly or indirectly, any Dividends, (ii) pay any management fees or any other fees or expenses (including the reimbursement thereof by the Comanche Parties) pursuant to any management, consulting or other services agreement to any of the shareholders or other equity holders of the Comanche Parties or other Affiliates or (iii) directly or indirectly make or commit to make any optional prepayment of, or otherwise repurchase any Indebtedness that is subordinated in right of payment to the Transaction Notes, including without limitation, any Subordinated Indebtedness, except that the following shall be permitted:

(i) Dividends paid to the Company or any of its Subsidiaries (including a pro rata percentage of any such dividend to minority holders of any Subsidiary of the Company);

(ii) Dividends payable solely in common stock;

(iii) the Company and any Subsidiary may exchange any warrants, options or other rights for the purchase or acquisition of shares of any class of equity of the Company or Subsidiary for other warrants, options or other rights for the same shares, provided that such exchange is not accompanied by the payment of any cash consideration by the Company or any of its Subsidiaries greater, in any Fiscal Year, than $2,000,000 in the aggregate,

(iv) the Company and any Subsidiary may repurchase common stock held by employees, officers, and/or directors pursuant to any Approved Stock Plan upon the termination, retirement or death of any such employee, officer, and/or director in accordance with the provisions of such plan or pursuant to any incentive bonus plans pursuant to the terms thereof; provided, that, as to any such repurchase, each of the following conditions is satisfied: (A) as of the date of the payment for such repurchase and after giving effect, on a pro forma basis, to Indebtedness, if any, incurred or defeased through such repurchase, no Event of Default shall exist or have occurred and be continuing, (B) such repurchase shall be paid with funds legally available therefor, (C) such repurchase shall not violate any Law or the terms of any indenture, agreement or undertaking to which any Comanche Party is a party or by which its property are bound, and (D) the aggregate amount of all payments for such repurchases made pursuant to this clause (iv) in any calendar year shall not exceed $2,000,000;

(v) compensation paid by the Company’s Subsidiaries to the officers of any Subsidiary formed under the Laws of Brazil by way of Dividends in an amount deemed to be reasonable compensation by the Compensation Committee of the Company’s Board of Directors; and

(vi) the payment of management fees or any other fees or expenses (A) paid to any Comanche Party (whether paid by another Comanche Party or any other Subsidiary or Affiliate of the Company), (x) payments to Greenwich Administrative Services LLC pursuant to the Administrative Services and Personnel Reimbursement Agreement, dated as of June 19, 2006, by and between Comanche Clean Energy, LLC and Greenwich Administrative Services, LLC (as in effect on the date hereof) in an amount not to exceed cost plus 7.5% of cost; and/or (y) paid by a Subsidiary that is not a Comanche Party to a Subsidiary that is not a Comanche Party.

(h) Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate the Company (other than between or among the Company and one or more other Comanche Party), other than on terms and conditions at least as favorable to the relevant Comanche Party as would reasonably be obtained by such Person at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(i) Dividends permitted by Section 10(g);

(ii) Investments permitted by Section 10(d)(v) and (vi);

(iii) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Company;

(iv) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Transaction Documents;

(v) sales of Qualified Capital Stock of the Company to Affiliates of the Company not otherwise prohibited by the Transaction Documents and the granting of registration and other customary rights in connection therewith;

(vi) any transaction with an Affiliate where the only consideration paid by any of the Company and its Subsidiaries is Qualified Capital Stock of the Company; and

(vii) the payment of management fees or any other fees or expenses (x) paid to the Comanche Parties (whether paid by the Company, the Comanche Guarantors or any other Subsidiary or Affiliate of the Company) and (y) payments to Greenwich Administrative Services LLC pursuant to the Administrative Services and Personnel Reimbursement Agreement, dated as of June 19, 2006, by and between Comanche Clean Energy, LLC and Greenwich Administrative Services, LLC (as in effect on the date hereof) in an amount not to exceed cost plus 7.5% of cost;

(i) Maximum Total Leverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2009, permit the ratio of (A) Consolidated Indebtedness as at the last day of any Test Period to (B) Consolidated EBITDA for the four consecutive fiscal quarters of the Company ended on the last day of the Test Period (the “Total Leverage Ratio”), to exceed the ratio set forth below opposite such period in the table below:

Test Period End Date	Leverage Ratio

March 31, 2009	6.75 to 1.0

April 1, 2009 to June 30, 2009	6.75 to 1.0

July 1, 2009 to September 30, 2009	5.25 to 1.0

October 1, 2009 to December 31, 2009	4.25. to 1.0

January 1, 2010 to March 31, 2010	3.75 to 1.0

April 1, 2010 to June 30, 2010	3.50 to 1.0

July 1, 2010 to September 30, 2010	3.50 to 1.0

October 1, 2010 to December 31, 2010	3.00 to 1.0

January 1, 2011 to March 31, 2011	3.00 to 1.0

April 1, 2011 to June 30, 2011	2.75 to 1.0

July 1, 2011 to September 30, 2011	2.25 to 1.0

October 1, 2011 to December 31, 2011	2.25 to 1.0

Thereafter	2.25 to 1.0

(j) Minimum Interest Coverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2008, permit the ratio of (A) Consolidated EBITDA to (B) Consolidated Interest Expense, in each case for the four consecutive fiscal quarters of the Company in effect during any period set forth in the table below (the “Interest Coverage Ratio”), to be less than the ratio set forth below opposite such period in the table below:

Test Period End Date	Interest Coverage Ratio

December 31, 2008 to December 31, 2009	1.5 to 1.0

Thereafter	2.0 to 1.0

(k) Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc. Directly or indirectly:

(i) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except as otherwise permitted by this Note; or

(ii) terminate, amend or modify any of its organizational documents (including (A) by the filing or modification of any certificate of designation and (B) any election to treat any pledged securities as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such pledged securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Noteholders; provided, that the Company may issue such Equity Interests, so long as such issuance is not prohibited by Section 10(m) or any other provision of this Note, and may amend or modify its organizational documents to authorize any such Equity Interests.

(l) Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (A) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any Subsidiary, or pay any Indebtedness owed to the Company or a Subsidiary, (B) make loans or advances to the Company or any Subsidiary or (C) transfer any of its properties to the Company or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable Law;

(ii) the Transaction Notes and the other Transaction Documents;

(iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary of the Company;

(iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary of the Company in the ordinary course of business;

(v) any holder of a Lien permitted by Section 10(b) restricting the transfer of the property subject thereto;

(vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 10(f) pending the consummation of such sale;

(vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Company;

(viii) without affecting the Company’s or any of its Subsidiaries’ obligations under Section 9(j), customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person;

(ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(xi) in the case of any joint venture which is not the Company or any of its Subsidiaries in respect of any matters referred to in clauses (B) and (C) above, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or

(xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Transaction Documents of the contracts, instruments or obligations referred to in clauses (iii) or (vii) above; provided, that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

(m) Limitation on the Issuance of Capital Stock.

(i) With respect to the Company, issue any Disqualified Capital Stock.

(ii) With respect to the Subsidiaries, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except:

(A) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the Equity Interest of such Operating Subsidiary; and

(B) Subsidiaries of the Comanche Guarantors, formed after the Issuance Date in accordance with Section 10(m), which shall be considered new “Operating Subsidiaries”, may issue Equity Interests to the Comanche Guarantor which is to own such Equity Interests so long as Section 9(j)(ii) is complied with.

provided, that a Comanche Guarantor shall own 100% of each of the Operating Subsidiaries at any time (except for a nominal share owned by a second quotaholder to satisfy the requirements of Brazilian law regarding the formation of limited liability companies).

All Equity Interests issued in accordance with this Section 10(m) shall, to the extent required by Section 9(j) and 9(k) or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

(n) Limitation on Creation of Subsidiaries; Special Purpose Entities.

(i) Except as provided in paragraph (ii) below, establish, create or acquire any additional Subsidiaries unless promptly following such establishment, creation or acquisition, such Person becomes a new Comanche Guarantor and takes such action as necessary to comply with Section 9(j)(i) and, if such Person is an Operating Subsidiary, creates a security interest in favor of the Collateral Agent in its principal Industrial Assets in accordance with Section 9(j)(ii) of this Transaction Note. Promptly following the foregoing actions, if so requested by the Required Noteholders, the Company shall deliver to the Collateral Agent a legal opinion relating to the matters described above, substantially in the form of Exhibit K-2 to the Securities Purchase Agreement.

(ii) Neither the Company nor any of its Subsidiaries, including any newly created Subsidiary, shall be required to comply with the provisions of the foregoing paragraph (i) with respect to a Subsidiary that is designated by the Board of Directors of the Company as a Special Purpose Entity; provided, that, at the time of such designation and thereafter, satisfies the following conditions (each Person as to which such conditions are and continue to be satisfied, a “Special Purpose Entity”):

(A) such Person is not a Subsidiary of an Operating Subsidiary;

(B) neither such Person nor any of its Subsidiaries owns any Equity Interest of, owes any Indebtedness (other than accounts payable incurred in commercially reasonable amounts in the ordinary course of business transactions permitted by clause (G) of this Section 10(n)) to, has any Investment in, or holds any Lien on any property of, the Company or any Subsidiary of the Company that is not a Special Purpose Entity;

(C) any Indebtedness of such Person and its Subsidiaries consists at all times of Non-Recourse Debt or Matched Acquisition Debt approved by the Required Noteholders in the manner provided in Section 5(b) of this Transaction Note;

(D) such Person, either alone or in the aggregate with all other Special Purpose Entities, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries, taken as a whole;

(E) such Person has total assets of $10,000 or less or, if such Person has total assets greater than $10,000, neither the Company nor any of its Subsidiaries (other than other Special Purpose Entities) shall have invested (after taking into account returns of previously invested capital) any capital in such Special Purpose Entity in an amount greater than 100% (in the aggregate together with capital invested in other Special Purpose Entities) of (A) the cash proceeds received by the Company (x) from the issuance or sale of Qualified Capital Stock subsequent to the Issuance Date to Persons other than the Company or one of its Subsidiaries, (y) as a contribution in respect of the outstanding Qualified Capital Stock made subsequent to the Issuance Date;

(F) neither the Company nor any of its Subsidiaries (other than other Special Purpose Entities) has any direct or indirect obligation: (x) to subscribe for additional Equity Interests of such Person, or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(G) no Comanche Party engages in any transaction or series of transactions with such Person or any of its Subsidiaries,

(1) other than on terms and conditions at least as favorable to the relevant Comanche Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a person other than an Affiliate and

(2) if such transaction (including the termination of any arrangement, agreement or transaction) or series of related transactions would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

(iii) For so long as any Person shall be a Special Purpose Entity, such Person shall no longer be a “Subsidiary” for purposes of this Transaction Note or the other Note Transaction Documents, including for purposes of Sections 9 and 10 of this Transaction Note.

(iv) The Board of Directors of the Company may designate an existing Subsidiary to be a Special Purpose Entity at such time as such Subsidiary meets the requirements set forth above; provided, however, that no Event of Default shall have occurred and be continuing immediately following such designation. The Company shall provide the Collateral Agent with notice of any such designation, together with a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions and showing, in detail, any calculations required to demonstrate compliance with such provisions.

(v) For the avoidance of doubt, in the case of any Subsidiary (an “Existing Subsidiary”) which shall thereafter become a Special Purpose Entity, neither the Company nor any of its Subsidiaries nor such Special Purpose Entity shall be required to comply with the provisions of Section 10(n)(i) above with respect to such Special Purpose Entity and the Collateral Agent shall take such actions as the Company shall reasonably request in furtherance of the release of any Liens granted or guarantees issued in respect of such Existing Subsidiary (other than with respect to obligations expressly stated to survive such termination).

(o) Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Noteholders, which consent shall not be unreasonably withheld, except changes that are required or permitted by GAAP.

(p) Fiscal Year. Change its Fiscal Year-end to a date other than December 31 or April 30 without the consent if the Required Noteholders, which consent shall not be unreasonably withheld.

(q) Anti-Terrorism law; Anti-Money Laundering.

(i) Directly or indirectly:

(A) Knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of:

(1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person with which to the Knowledge of the Company, any Noteholder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

(B) Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or

(C) Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Cause or permit any of the funds of such of the Company or any of its Subsidiaries that are used to repay this Note to be derived from any unlawful activity with the result that the making of the Note would be in violation of any Law.

(r) Embargoed Person. Cause or permit (i) any of the funds or properties of the Company or any of its Subsidiaries that are used to repay the Note to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States Law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Law promulgated thereunder, with the result that the investment in the Company or any of its Subsidiaries (whether directly or indirectly) is prohibited by Law, or the Note made by the Noteholder would be in violation of Law or (ii) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Company or any of its Subsidiaries, with the result that the investment in the Company or any of its Subsidiaries (whether directly or indirectly) is prohibited by a Law or the Notes are in violation of Law.

(s) Federal Reserve Regulations. Permit any of the Indebtedness under or the proceeds of this Note to be used for any purpose that would cause such Indebtedness to be a margin loan under the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose that violates the provisions of the regulations of the Federal Reserve Board.

(t) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action, or permit any of its Subsidiaries to do any of the foregoing, that would cause it to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.

(u) ERISA/Employee Benefits Plans. Without the written consent of the Required Noteholders:

(i) Adopt, maintain, sponsor, or participate in any ERISA Plan or Multiemployer Plan subject to ERISA, or incur any liability or obligation under or to any ERISA Plan, or allow any ERISA Affiliate of the Company to do so;

(ii) Permit, or allow any Subsidiary or any ERISA Affiliate to permit, any Employee Benefit Plan to fail to be fully funded to the extent required by any applicable Law;

(iii) Fail, or allow any Subsidiary or any ERISA Affiliate to fail, to appropriately reflect liabilities under any Employee Benefit Plan on the financial statements of the Company, such Subsidiary or such ERISA Affiliate, as appropriate; or

(iv) Permit, or allow any Subsidiary or any ERISA Affiliate to permit, the existence of any fact or circumstance that would reasonably be expected to adversely affect the tax-favored status of any Employee Benefit Plan.

(11) VOTE TO CHANGE THE TERMS OF NOTES. (a) Except as otherwise provided herein, no amendment, modification or waiver of any provision of a Note or any of the other Note Transaction Documents, or consent to any departure by any Comanche Party or Noteholder therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Noteholders and the relevant Comanche Party or Parties; provided, however, that no such agreement shall be effective without the written consent of each Noteholder directly affected thereby if the effect thereof would:

(i) reduce the principal amount or premium, if any, on the Note or reduce the rate of interest thereon, or change the form or currency of payment of any obligation to the Noteholder under this Note or the other Note Transaction Documents (it being understood that any amendment or modification to the financial definitions in this Note shall not constitute a reduction in the rate of interest for purposes of this clause (i));

(ii) change the scheduled Maturity Date, or any scheduled date of payment (or permitted prepayment) of Principal;

(iii) permit the assignment or delegation by the Company of any of its rights or obligations under any Note Transaction Document;

(iv) without the approval of the Extraordinary Noteholders, release any Comanche Guarantor from its obligations under the Guaranty (except as expressly provided in Section 12 of the Transaction Notes).

(v) without the approval of the Extraordinary Noteholders, release all or a substantial portion of the Collateral from the Liens of the Security Documents other than in the manner provided in the Security Documents on the Closing Date.

(vi) alter the pro rata sharing of payments or setoffs required hereby;

(vii) change any provision of this Section 11;

(viii) change the percentage set forth in the definition of “Required Noteholders” or “Extraordinary Noteholders” or any other provision of any Transaction Document (including this Section 11(viii)) specifying the number or percentage of Noteholders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(ix) without the approval of the Extraordinary Noteholders, change the Company’s obligations in Section 9(b) to provide a copy to all Noteholders of Information Requests submitted by the Required Noteholders; or

(x) subordinate the payment obligations hereunder to any other obligation.

(b) Consent by Required Noteholders. Except as otherwise expressly provided herein, any action by Noteholders will require the written consent of the Required Noteholders and the Comanche Parties will be entitled to rely on the acts of the Required Noteholders as representative of the intentions of, and binding upon, all Noteholders.

(c) Collateral. Without the consent of any other person, the Company or any of its Subsidiaries, as applicable, and the Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Transaction Document) enter into any amendment or waiver of any Transaction Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Noteholders, or as required by Law to give effect to, or protect any security interest for the benefit of the Noteholders, in any property or so that the security interests therein comply with applicable Law.

(12) RELEASES OF GUARANTEES AND LIENS.

(a) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Noteholder is hereby irrevocably authorized to and, by its acceptance of this Note, such Noteholder agrees to take any action requested by the Company having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Transaction Document or that has been consented to by the Required Noteholders or (ii) under the circumstances described in clause (b) below (it being understood that this provision survives termination of this Note).

(b) At such time as the Transaction Notes have been redeemed in full or otherwise satisfied in accordance with their terms (other than in respect of contingent indemnification obligations in respect of which no claim has been asserted), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Noteholder and each of the Comanche Parties under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(13) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The rights, remedies, powers and privileges provided in this Note shall be cumulative and in addition to all other rights, remedies, powers and privileges available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Noteholder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein in respect of payments and the like (and the computation thereof) shall be the amounts to be received by the Noteholder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Noteholder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Noteholder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(14) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection, enforcement, preservation of rights under this Note or the other Note Transaction Documents or is collected or enforced through any legal proceeding or the Noteholder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, (c) there is any amendment, supplement, modification to this Note or any other Note Transaction Document, then the Company shall pay the reasonable costs incurred by the Noteholder and the Collateral Agent for such collection, enforcement, preservation or action or in connection with such bankruptcy, reorganization, receivership or other proceeding or such amendment, supplement or modification, including, but not limited to, reasonable attorneys’ and financial advisory fees, recording fees and similar expenses and disbursements.

(15) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Noteholders and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(16) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Noteholder or the Collateral Agent in the exercise of any power, remedy, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, remedy, right or privilege hereunder preclude other or further exercise thereof or of any other right, remedy, power or privilege.

(17) DISPUTE RESOLUTION. In the case of a dispute as to the arithmetic calculation of any amounts payable pursuant to Section 4(b) or Section 5, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the notice of acceleration or other event giving rise to such dispute, as the case may be, to the Noteholders. If the Required Noteholders and the Company are unable to agree upon such calculation within one (1) Business Day of such disputed calculation being submitted to the Noteholders, then the Company shall, within three (3) Business Days submit via facsimile the disputed arithmetic calculation of the relevant amount to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the calculations and notify the Company and the Noteholder of the results no later than five (5) Business Days from the time such investment bank or accountant receives the disputed determinations or calculations. Such investment bank’s or accountant’s calculation shall be binding upon all parties absent demonstrable error.

(18) PAYMENTS. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States by a check drawn on the account of the Company or any payment agent located in the state of New York engaged by the Company for purposes of making payments under this Note and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Noteholders, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided, however, that at the option of the Company, each installment of interest may be paid (i) as described above or (ii) by wire transfer to a U.S. dollar account maintained by the payee with a bank located in the United States maintained by such Person. Payments in respect of Definitive Notes (including principal, premium, if any, and interest) held by a Noteholder of at least $500,000, by Aggregate Principal Amount, of Transaction Notes, will be made as described in clause (ii) above upon written notice by such Noteholder to the Company electing payment by wire transfer for such account no later than fifteen (15) days immediately preceding the relevant due date for payment (or such other date as the Company may accept in its sole discretion).

(19) CANCELLATION. After all Principal, accrued interest and other amounts at any time owed on this Note have been paid in full (other than contingent indemnification obligations in respect of which no claim has been asserted), this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(20) WAIVER OF NOTICE. Except as otherwise expressly set forth herein, to the extent permitted by Law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(21) GOVERNING LAW; JURISDICTION; SEVERABILITY; JURY TRIAL. The agreement and rights and obligations of the parties under this Note shall be governed by, construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New York. The Company hereby irrevocably submits itself and its property to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, for the adjudication of any legal action or proceeding hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law or shall limit the right to sue in any other jurisdiction. In the event that any provision of this Note is prohibited, invalid or unenforceable under any applicable Law in any jurisdiction, then such provision shall be deemed inoperative, as to such jurisdiction, to the extent such prohibition or unenforceability does not invalidate the remaining provisions hereof and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law in any jurisdiction shall not affect the validity or enforceability of such provision of this Note in any other jurisdiction. Nothing contained herein shall be deemed or operate to preclude the Noteholder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Noteholder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Noteholder. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY LEGAL ACTION OR PROCEEDING HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY OR ANY COUNTERCLAIM HEREIN.

(22) CONFIDENTIALITY AND DISCLOSURE.

(a) The Noteholder agrees to keep confidential all material non-public information provided to it by any of the Company or any Subsidiary that is designated by such of the Company or any Subsidiary as confidential; provided, that nothing herein shall prevent the Noteholder from disclosing any such information (a) to any other Noteholder or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 22, to any actual or prospective transferee or any direct or indirect counterparty to any Currency Agreement or Interest Rate Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Noteholder’s investment portfolio in connection with ratings issued with respect to such Noteholder, or (i) in connection with the exercise of any remedy hereunder or under any other Transaction Document.

(b) By its acceptance of this Note and by its receipt of any documents, notices or other information delivered to it as a Noteholders pursuant to this Note and the Transaction Documents (including, but not limited to the information that the Company is required to deliver pursuant to Sections 9(a) and (b) of this Note), the Noteholder acknowledges that it is aware (and has advised its representatives and agents) that such information may constitute material, non-public information and that applicable securities Laws may impose restrictions on the Noteholder (and its representatives and agents) from purchasing or selling securities of the Company. The Noteholder (on its own behalf and on behalf of its representatives and agents) agrees not to purchase or sell securities of the Company in violation of applicable securities Laws. Except in the case of any information disclosed or provided to the Noteholders at their request, including in accordance with Section 9(b) of the Transaction Notes, if a Noteholder has, or believes it has, received from the Company any such material, nonpublic information regarding the Company or any of the Subsidiaries, and, as a result, is restricted from purchasing or selling securities of the Company, such Noteholder may request that the Company make public disclosure of such material, nonpublic information. In such case, the Company will make public disclosure of such information within four (4) Business Days of the receipt of such notice, unless the Company in good faith determines that the matters relating to such notice do not constitute material non-public information about the Company and provides notice of such determination to the Noteholder. Alternately, except in the case of any information disclosed or provided to the Noteholders at their request in accordance with Section 9(b) of the Transaction Notes, the Noteholder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information with the prior written approval by the Company. The Noteholder shall not have any liability to the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, stockholders or agents for any such disclosure to which the Company provides approval. For the avoidance of doubt, information that is made available on the Company’s unrestricted website as provided in Section 9(a)(i), shall constitute public information.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMANCHE CLEAN ENERGY CORPORATION

By:

Name: Alicia Noyola
Title: Director, Vice Chairman and Secretary

By:

Name: Thomas Cauchois
Title: Director, Chairman, Secretary and Chief Executive Officer

EXHIBIT A

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

In connection with any transfer or exchange of any of the Securities evidenced by this certificate, the undersigned confirms that such Securities are being:

CHECK ONE BOX BELOW:

1☐	acquired for the undersigned’s own account, without transfer; or

2☐	transferred to the Issuers; or

3☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4☐	transferred pursuant to an effective registration statement under the Securities Act; or

5☐	transferred pursuant to and in compliance with Regulation S under the Securities Act.

Unless one of the boxes is checked, the Company will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered Noteholder thereof; provided, however, that if box (5) is checked, the Company may require, prior to registering any such transfer of the Securities, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.

Signature

Signature Guarantee:

Date:
Signature of Signature Guarantee

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[NAME OF TRANSFEREE]

Dated: